Exhibit 99.1

Contacts:

Investor Relations	Media Relations
Eric Elliott	Mark Willis
(337) 233-1307	(337) 769-0673
Eric.Elliott@LHCgroup.com	Mark.Willis@LHCgroup.com

LHC Group previews third quarter 2021 results and

adjusts full year 2021 guidance

LAFAYETTE, La. (October 18, 2021) – LHC Group, Inc. (NASDAQ: LHCG) today is providing a preview of its expected results for the third quarter ended September 30, 2021, and an update to its previously issued guidance for the year ending December 31, 2021.

“Our results for the third quarter have been significantly impacted by the recent surge in new COVID cases and by Hurricane Ida, as we lost the equivalent of 120 operating days from temporary location closures related to the hurricane and experienced capacity constraints due to the Delta variant’s impact on clinicians having to quarantine,” said Keith Myers, LHC Group chairman and CEO.

The table below illustrates the changes in new COVID cases in the Company’s 1,781 service counties across its 35-state (and District of Columbia) footprint:

The table below illustrates the changes in new COVID cases in the Company’s 839 service counties across its footprint in 10 Southeastern states which comprise approximately two-thirds of the Company’s revenue:

Q3 2021 COVID cases increased 464% over Q2 2021 and increased 37% over Q4 2020.

Source: Center for Systems Science and Engineering at Johns Hopkins University

https://systems.jhu.edu/research/public-health/ncov/

Third Quarter Headwinds

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The combination of Hurricane Ida and clinicians on quarantine led to a sequential decline of 1.5% in average daily home health census from 85,553 in the second quarter of 2021 to 84,258 in the third quarter of 2021.

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A total of 39 home health and three hospice locations were temporarily closed during the quarter due to Hurricane Ida, for a total of 120 lost operating days, resulting in an estimated impact to revenue of $3.1 million and EBITDA of $1.2 million.

•

The percentage of clinicians on quarantine increased from 0.25% at the end of the second quarter of 2021 to 3.0% by the end of the third quarter of 2021, with a peak of 4.0% in the Southeastern states, resulting in an estimated impact to revenue of $12.0 million and EBITDA of $4.8 million.

•

Due to the high numbers of quarantined staff, the Company utilized more nursing contract labor, unfavorably impacting EBITDA by $3.4 million in the third quarter of 2021 compared to the second quarter of 2021.

•	None of the impact to revenue and EBITDA noted in the headwinds above will be included in the adjustments for the third quarter of 2021.

Third Quarter 2021 Preliminary Results

Based on the headwinds noted above, the Company expects to report the following results for the third quarter of 2021:

•	Net service revenue of approximately $565.5 million
•	Net income attributable to LHC Group’s common stockholders of approximately $27.7 million, or $0.88 per diluted share
•	Adjusted EBITDA, less non-controlling interest, of approximately $69 million (inclusive of a net Medicare Shared Savings Program payment of $11 million)
•	Adjusted net income of approximately $45.5 million
•	Adjusted earnings per share of approximately $1.45

Improving Trends

To date in the fourth quarter, the Company has experienced an improvement in operating trends as noted below:

•	Average daily Home Health census for October is currently 85,420, which is up 1,162 or 1.4% over the third quarter of 2021.
•	Clinician on quarantine percentage has declined 60 basis points to 2.4% as of the week ended October 15, 2021.
•	Hospice experienced four consecutive months of normalized length of stay resulting in continuing sequential and year-over-year growth in average daily census.

Increasing Demand for Home Health and Hospice

“We continue to experience year-over-year growth in traditional patient referrals driven by an increasing preference by patients, referral sources, and payors for high quality healthcare services delivered in the home as opposed to inpatient post-acute settings,” Mr. Myers added. “This underlying increased demand shows no sign of abating.”

The table below illustrates the Company’s year-over-year home health and hospice referral growth:

HOME HEALTH				HOSPICE
Quarter	2019	2020	2021	Quarter	2019	2020	2021
Q1	128,327	146,021	157,280	Q1	6,112	6,868	7,479
Q2	127,024	126,878	160,400	Q2	6,105	6,321	7,241
Q3	131,455	145,771	158,825	Q3	6,035	6,884	9,557
Year-to-Date	386,806	418,670	476,505	Year-to-Date	18,252	20,073	24,277
Year-over-Year Growth		8%	14%	Year-over-Year Growth		10%	21%

Note: Table excludes electronic referrals, which represent one of the fastest growing patient referral channels in post-acute care, particularly within the hospital sector.

Full Year 2021 Guidance

Based on the expected results for the third quarter and the improvement in operating trends in the fourth quarter, the Company is adjusting its full year 2021 guidance to:

•	Net service revenue of $2.200 billion to $2.205 billion (compared with $2.215 billion to $2.265 billion previously)
•	Adjusted EBITDA, less non-controlling interest, of $265 million to $270 million (compared with $290 million to $300 million previously)
•	Adjusted earnings per diluted share to be in a range of $5.75 to $5.85 (compared with $6.30 to $6.50 previously).

The Company’s guidance ranges reflect a number of assumptions that are subject to change based on uncertainties related to the impact of the COVID-19 pandemic. The Company’s guidance ranges do not take into account the impact of future COVID-19 related costs and expenses. The Company is estimating COVID-19 related costs and expenses of approximately $45 million in the full year of 2021.

The Company’s guidance ranges also do not take into account reimbursement changes if any, future acquisitions if made, de novo locations if opened, location closures if any, or future legal expenses if necessary.

Conference Call

LHC Group will host a conference call on Thursday, November 4, 2021, at 9:00 a.m. Eastern time to discuss its third quarter 2021 results. The toll-free number to call for this interactive teleconference is (877) 407-9208 (international callers: (201) 493-6784). A telephonic replay of the conference call will be available through midnight on Thursday, November 11, 2021, by dialing (844) 512-2921 (international callers: (412) 317-6671) and entering confirmation number 13723484.

A live webcast of LHC Group’s conference call will be available under the Investor Relations section of the Company’s website, www.LHCGroup.com. A one-year online replay will be available approximately one hour following the conclusion of the live broadcast.

About LHC Group, Inc.

LHC Group, Inc. is a national provider of in-home healthcare services and innovations for communities around the nation, offering quality, value-based healthcare to patients primarily within the comfort and privacy of their home or place of residence. The company’s 30,000 employees deliver home health, hospice, home and community based services, and facility-based care in 35 states and the District of Columbia – reaching 60 percent of the U.S. population aged 65 and older. Through Imperium Health, the company’s ACO management and enablement company, LHC Group helps partners improve both savings and patient outcomes with a value-based approach. As the preferred joint venture partner for more than 400 leading U.S. hospitals and health systems, LHC Group works in cooperation with providers to customize each partnership and reach more patients and families with an effective and efficient model of care.

Forward-looking Statements

Certain statements and information in this press release may be deemed to contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, and all statements, other than statements of historical facts, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. These statements are often characterized by terminology such as “believe”, “hope”, “may”, “anticipate”, “should”,

“intend”, “plan”, “will”, “expect”, “estimate”, “project”, “positioned”, “strategy” and similar expressions, and are based on assumptions and assessments made by LHC Group’s management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements in this press release are made as of the date hereof, and LHC Group undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments, and business decisions to differ materially from forward-looking statements are described in LHC Group’s most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q, including the sections entitled “Risk Factors”, as well LHC Group’s current reports on Form 8-K, filed with the Securities and Exchange Commission.

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